                                                                    EXHIBIT 42












                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 AUGUST 1, 1999

                                      AMONG

                               VARLEN CORPORATION,

                         TRACK ACQUISITION INCORPORATED

                                       AND

                         AMSTED INDUSTRIES INCORPORATED

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
                                    ARTICLE I

                                    THE OFFER

 1.01    The Offer................................................................1
 1.02    Company Action...........................................................3
 1.03    Directors................................................................4


                                    ARTICLE II

                                    THE MERGER

 2.01    The Merger...............................................................5
 2.02    Conversion of Shares.....................................................6
 2.03    Exchange of Shares.......................................................6
 2.04    Dissenting Shares........................................................7
 2.05    Stock Options and SARs; Warrants; Exchangeable Notes; Preferred Stock....8


                                    ARTICLE III

                             THE SURVIVING CORPORATION

 3.01    Certificate of Incorporation.............................................8
 3.02    Bylaws...................................................................8
 3.03    Directors and Officers...................................................8


                                     ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 4.01    Organization and Qualification; Subsidiaries.............................9
 4.02    Certificate of Incorporation and Bylaws..................................9
 4.03    Capitalization...........................................................9
 4.04    Authority Relative to this Agreement....................................10
 4.05    No Conflict; Required Filings and Consents..............................10
 4.06    Compliance..............................................................11


                                       i

 4.07    SEC Filings; Financial Statements.......................................11
 4.08    Disclosure Documents....................................................12
 4.09    Brokers.................................................................13
 4.10    Events Subsequent to Most Recent Fiscal Quarter End.....................13
 4.11    Tax Matters.............................................................13
 4.12    Opinion of Financial Advisor............................................14
 4.13    Litigation..............................................................14
 4.14    Vote Required...........................................................14
 4.15    Environmental Matters...................................................14


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

 5.01    Organization and Qualification; Subsidiaries............................15
 5.02    Certificate of Incorporation and Bylaws.................................16
 5.03    Authority Relative to this Agreement....................................16
 5.04    No Conflict; Required Filings and Consents..............................17
 5.05    Compliance..............................................................17
 5.06    Company Proxy Statement.................................................17
 5.07    Financing...............................................................18
 5.08    Brokers.................................................................18
 5.09    Vote Required...........................................................18


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

 6.01    Conduct of the Company..................................................18
 6.02    Stockholders' Meeting; Proxy Material...................................20
 6.03    Access to Information...................................................20
 6.04    No Solicitation.........................................................20
 6.05    Notices of Certain Events...............................................21
 6.06    Debt Instruments........................................................22
 6.07    Rights Agreement........................................................22


                                       ii

                                   ARTICLE VII

                                COVENANTS OF BUYER

 7.01    Confidentiality..........................................................22
 7.02    Obligations of Merger Subsidiary and the Surviving Corporation...........22
 7.03    Voting of Shares.........................................................22
 7.04    Director and Officer Liability...........................................22
 7.05    Employee Benefits........................................................24


                                   ARTICLE VIII

                        COVENANTS OF BUYER AND THE COMPANY

 8.01    Commercially Reasonable Efforts..........................................25
 8.02    Certain Filings..........................................................25
 8.03    Public Announcements.....................................................26
 8.04    Proxy Statement..........................................................26


                                    ARTICLE IX

                             CONDITIONS TO THE MERGER

 9.01    Conditions to the Obligations of Each Party..............................26


                                     ARTICLE X

                               TERMINATION; EXPENSES

10.01    Termination.............................................................27
10.02    Effect of Termination...................................................28
10.03    Fees, Expenses and Other Payments.......................................29


                                     ARTICLE XI

                                    MISCELLANEOUS

11.01    Notices.................................................................29
11.02    Survival of Representations, Warranties and Covenants...................31


                                       iii

11.03    Amendments; No Waivers..................................................31
11.04    Successors and Assigns..................................................31
11.05    Governing Law...........................................................32
11.06    Counterparts; Effectiveness.............................................32
11.07    Headings................................................................33
11.08    No Third Party Beneficiaries............................................33
11.09    Entire Agreement........................................................33
11.10    Severability............................................................33
11.11    Specific Enforcement....................................................33


                            GLOSSARY OF DEFINED TERMS

                                                          LOCATION OF
DEFINED TERM                                               DEFINITION
Acquisition Proposal...............................................20
Agreement...........................................................1
Blue Sky Laws......................................................11
Board...............................................................3
Buyer...............................................................1
Buyer Material Adverse Effect......................................16
Certificate of Merger...............................................5
Claim..............................................................23
Cleanup............................................................14
Closing.............................................................5
Closing Date........................................................5
Code...............................................................13
Company.............................................................1
Company Disclosure Documents.......................................12
Company Disclosure Schedule.........................................8
Company Material Adverse Effect.....................................9
Company Proxy Statement............................................12
Company SEC Reports................................................12
Company Stockholders Meeting.......................................20
Company Stock Options/SARs..........................................8
Company Subsidiary..................................................9
Confidentiality Agreement..........................................20
Delaware Law........................................................4
Effective Time......................................................5
Environmental Claim................................................15
Environmental Laws.................................................15
Exchange Act........................................................4
Exchange Agent......................................................6
Expenses...........................................................29
14D-9...............................................................3
Governmental Entity................................................11
Hazardous Material.................................................15
Indemnified Parties................................................23
Independent Directors...............................................4
Material Subsidiary.................................................9
Maximum Premium....................................................23
Merger..............................................................5
Merger Agreement..............................................Annex I


                                       v

Merger Consideration................................................6
Merger Fees........................................................13
Merger Subsidiary...................................................1
Minimum Condition...................................................1
Morgan Stanley.....................................................13
Offer...............................................................1
Offer Documents.....................................................2
Offer to Purchase...................................................1
Release............................................................15
Rights Agreement....................................................4
Schedule 14D-1......................................................2
SEC.................................................................2
Securities Act.....................................................11
Series A Preferred Shares...........................................9
Shares..............................................................1
Superior Proposal..................................................21
Surviving Corporation...............................................5
Tax................................................................13
Tax Returns........................................................14
Transaction.........................................................5


                         AGREEMENT AND PLAN OF MERGER


                  This AGREEMENT AND PLAN OF MERGER, dated as of August 1, 1999 (this "AGREEMENT"), is made by and among Varlen Corporation, a Delaware corporation (the "COMPANY"), Amsted Industries Incorporated, a Delaware corporation ("BUYER"), and Track Acquisition Incorporated, a Delaware corporation and a wholly owned subsidiary of Buyer ("MERGER SUBSIDIARY").

                  WHEREAS, the Board of Directors of each of Buyer, the Merger Subsidiary and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01  THE OFFER.

                  (a) Provided that none of the conditions set forth in Annex I hereto shall have occurred and be continuing, then (i) not later than the first business day after execution of this Agreement, Buyer and the Company shall issue a public announcement of the execution of this Agreement and (ii) Merger Subsidiary shall, as soon as practicable, but in no event later than three business days after the date of such announcement, amend its tender offer commenced on May 24, 1999 (as amended prior to the date hereof and as it may be amended from time to time as permitted under this Agreement, (the "OFFER") to purchase all of the outstanding shares of common stock, $.10 par value, of the Company (the "SHARES") at a price of $42.00 per Share, net to the seller in cash. The Offer shall be made pursuant to a supplemental offer to purchase ("OFFER TO PURCHASE") in form reasonably satisfactory to the Company and containing terms and conditions set forth in this Agreement. The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered in the Offer shall be subject only to (i) the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer or Merger Subsidiary, represents at least a majority of the outstanding Shares (the "MINIMUM CONDITION") and (ii) the other conditions set forth in Annex I hereto.

                  (b) Without the prior written consent of the Company, neither Buyer nor Merger Subsidiary shall (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) change or impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, or (v) extend the expiration date of the Offer (except as required by applicable law and except that Merger Subsidiary may extend the expiration date of the Offer (x) for up to ten business days after the initial expiration date in the event any condition to the Offer is not satisfied and (y) on up to two occasions, on a scheduled expiration date for up to ten business days on each such occasion if (1) the conditions to the Offer shall have been satisfied or waived and (2) the number of Shares that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding Shares). Upon the terms and subject to the conditions of the Offer, the Merger Subsidiary will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

                  (c) As soon as practicable following the date the Offer is commenced, Buyer and the Merger Subsidiary shall file with the United States Securities and Exchange Commission (the "SEC") an amendment to the Tender Offer Statement on Schedule 14D-1 with respect to the Offer (as so amended, and as amended prior to the date hereof and together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "OFFER DOCUMENTS"). Buyer represents and warrants to the Company that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Buyer or the Merger Subsidiary with respect to information furnished by the Company to Buyer or the Merger Subsidiary, in writing, expressly for inclusion in the Offer Documents. The Company represents and warrants to Buyer and the Merger Subsidiary that the information supplied by the Company to Buyer or the Merger Subsidiary, in writing, expressly for inclusion in the Offer Documents and Buyer represents and warrants to the Company that the information supplied by Buyer or the Merger Subsidiary to the Company, in writing, expressly for inclusion in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) Each of Buyer and the Merger Subsidiary will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Buyer and the Merger Subsidiary, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Buyer will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Buyer and the Merger Subsidiary will provide the Company and its counsel, in writing, with any comments, whether written or oral, Buyer, the Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  SECTION 1.02  COMPANY ACTION.

                  (a) The Company hereby consents to the Offer and represents that the Company's Board of Directors (the "BOARD") has unanimously approved this Agreement and the transactions con templated hereby, including the Offer and the Merger (as defined in Section 2.01), and resolved to recommend acceptance of the Offer and adoption and approval of this Agreement and the Merger by the Company's stockholders.

                  (b) The Company will promptly furnish Buyer with a list of its stockholders, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger or the Offer, Buyer shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Merger and the Offer, and if this Agreement is terminated in accordance with Section 10.01, shall deliver to the Company all copies of such information then in its possession.

                  (c) Contemporaneously with the commencement of the Offer as provided for in Section 1.01, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, or an amendment to a previously filed Solicitation/Recommendation Statement on Schedule 14D-9, if applicable, (as it may be amended from time to time as permitted under this Agreement, the "14D-9") which shall reflect the recommendations and actions of the Board referred to above, subject to the fiduciary duties of the Board under applicable law as advised by independent legal counsel (who may be the Company's regularly engaged legal counsel). Buyer and its counsel shall be given the opportunity to review the 14D-9 before it is filed with the SEC. In addition, the Company will provide Buyer and its counsel, in writing, with any comments, written or oral, the Company or its counsel may receive from time to time from the SEC or its staff with respect to the 14D-9 promptly after the receipt of such comments.

                  (d) The Company and the Board have taken all necessary action to cause (i) the provisions of Section 203 of the General Corporation Law of the State of Delaware, as amended

("DELAWARE LAW") to be inapplicable to the transactions contemplated by this Agreement and (ii) the dilution provisions of the Shareholder Rights Agreement, dated as of June 17, 1996, as amended, between the Company and Harris Trust and Savings Bank (the "RIGHTS AGREEMENT"), to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of rights issued pursuant to the Rights Agreement.

                  Section 1.03  DIRECTORS.

                  (a) Promptly upon the purchase of and payment for Shares by the Merger Subsidiary which represent at least a majority of the outstanding Shares, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors designated by Buyer pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Buyer, use its best reasonable efforts promptly either to increase the size of the Board, including amending the Bylaws of the Company if necessary to so increase the size of the Board, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Buyer's designees to be so elected to the Company's Board, and shall take all actions available to the Company to cause Buyer's designees to be so elected. At such time, the Company shall, if requested by Buyer, also cause persons designated by Buyer to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of (i) each committee of the Board,
(ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and Rule 14f-l promulgated thereunder in order to fulfill its obligations under this Section 1.03 hereof, including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Buyer's designees to be elected to the Company's Board of Directors. Buyer or Merger Subsidiary shall supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.03 are in addition to and shall not limit any rights which Merger Subsidiary, Buyer or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                  (c) In the event that Buyer's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least three directors who are directors on the date hereof (the "INDEPENDENT DIRECTORS"), provided that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate three persons to fill such vacancies who shall not be stockholders, affiliates or associates of Buyer or the Merger Subsidiary and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Buyer's designees are elected to the Company's Board of Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) amend the Certificate of Incorporation or Bylaws of the Company, or (d) take any other action of the Board under or in connection with this Agreement (other than calling the Company Stockholders Meeting).


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01  THE MERGER.

                  (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION"). The Offer and the Merger are sometimes hereinafter referred to as the "TRANSACTION."

                  (b) Unless another date is agreed to in writing by the parties hereto, as soon as practicable, but in no event later than five business days, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file (i) a certificate of merger, or (ii) in the event the Merger Subsidiary shall have acquired 90% or more of the outstanding shares, a certificate of ownership and merger (in either such case, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time as such Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such Certificate of Merger (the "EFFECTIVE TIME").

                  (c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the Delaware Law.

                  (d) The closing of the Merger (the "CLOSING") shall take place on the date on which the Effective Time occurs (the "CLOSING DATE"), at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL, 60601, unless another place is agreed to in writing by the parties hereto.

                  SECTION 2.02 CONVERSION OF SHARES. At the Effective Time and by virtue of the Merger and without any action on the part of holders of Shares or shares of the capital stock of Merger Subsidiary:

                  (a) Each share of capital stock of the Company held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

                  (b) Each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                  (c) Each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above or as provided in Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $42.00, or any higher price per Share paid in the Offer, in cash without interest (the "MERGER CONSIDERATION"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, the Merger Consideration.

                  SECTION 2.03  EXCHANGE OF SHARES.

                  (a) Prior to the Effective Time, Buyer shall appoint an agent (the "EXCHANGE AGENT") reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will deposit with the Exchange Agent, as and when necessary, the full amount of the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be so deposited, Buyer shall assume that no stockholder of the Company will perfect his right to appraisal of his, her or its Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and related instructions for use in such exchange.

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

                  (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no further registration of transfers of Shares outstanding immediately prior to the Effective Time.

                  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 that remains unclaimed by the holders of Shares entitled thereto six months after the Effective Time shall be returned to Buyer, upon demand, and any stockholder of the Company who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Neither Buyer, Merger Subsidiary nor the Company shall be liable to any holder of the Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.

                  (g) LOST CERTIFICATES. In the event that any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration with respect to such certificate, to which such person is entitled pursuant hereto.

                  SECTION 2.04 DISSENTING SHARES. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Considera tion, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 2.02. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.

                  SECTION 2.05 STOCK OPTIONS AND SARS; WARRANTS; EXCHANGEABLE NOTES; PREFERRED STOCK. At or prior to the Effective Time, the Company shall use its reasonable best efforts to cause each holder of each employee option or right to acquire Shares and each stock appreciation right (the "COMPANY STOCK OPTIONS/SARS") that are then outstanding (regardless of whether then vested or exercisable) to be exercised. To the extent any holder of Company Stock Options/SARs does not exercise such options or rights prior to the Effective Time, the Company shall take all necessary action to cause such Company Stock Options/SARs to be canceled immediately prior to the Effective Time in consideration of the payment to such holder of an amount in cash equal to the product of (A) the number of Shares subject to such Company Stock Options/SARs and (B) the excess, if any, of the Merger Consideration over the exercise price per such Share, less any required withholding taxes.


                                   ARTICLE III

                            THE SURVIVING CORPORATION

                  SECTION 3.01 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Subsidiary in effect at the Effective Time until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Varlen Corporation."

                  SECTION 3.02 BYLAWS. The Bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  SECTION 3.03 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall constitute the directors of the Surviving Corporation, until the earlier of their resignation or removal, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the applicable section of the Company Disclosure Schedule delivered by the Company to Buyer at or prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or the Company SEC Reports, the Company represents and warrants to Buyer and the Merger Subsidiary that:

                  SECTION 4.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of the Company and each Material Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Material Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that is or would be materially adverse to the assets, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (other than changes or effects that are the result of economic factors affecting the economy or financial markets as a whole or generally affecting the vehicular or rail markets or that arise out of or result from actions contemplated by the parties in connection with this Agreement or the announcement or performance of this Agreement or the transactions contemplated by this Agreement).

                  (b) Each subsidiary of the Company (a "COMPANY SUBSIDIARY") that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC is referred to herein as a "MATERIAL SUBSIDIARY."

                  SECTION 4.02 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore made available to Buyer a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, Bylaws and equivalent organiza tional documents are in full force and effect.

                  SECTION 4.03 CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 Shares and 500,000 shares of Preferred Stock, 50,000 of which have been designated as Series A Junior Participating Preferred Stock, par value $1.00 per share (the "SERIES A PREFERRED SHARES"). As of July 30, 1999, (a) there were 17,035,728 Shares outstanding and (b) there were no Series A Preferred Shares outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of July 22, 1999, there were 845,319 Shares reserved for issuance upon exercise of the outstanding Company Stock Options/SARs (of which 812,507 were with respect to stock options and 32,812 were with respect to stock purchase rights). Except for (i) Company Stock Options/SARs representing in the aggregate the right to purchase 845,319 Shares and (ii) the Rights Agreement, as of July 30, 1999 there were no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Material Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or any capital stock of any Material Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. Each outstanding share of capital stock of each Material Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  SECTION 4.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 4.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.


                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated herein by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Material Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or Material Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or such Material Subsidiary is a party or by which the Company or such Material Subsidiary or any property or asset of the Company or such Material Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "GOVERNMENTAL ENTITY"), except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS") and state takeover laws, (B) filing of appropriate merger documents as required by Delaware Law and (C) applicable requirements, if any, of any non-United States competition, antitrust and investment laws and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 4.06 COMPLIANCE. Neither the Company nor any Material Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (including, without limitation, laws, rules and regulations relating to franchises) applicable to the Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Company Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 4.07  SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since February 1, 1999 and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 1999, January 31, 1998 and January 31, 1997, (ii) its Quarterly Report on Form 10-Q for the period ended May 1, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since February 1, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by the Company with the SEC since February 1, 1997 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "COMPANY SEC REPORTS"). The Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. No Material Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, as the case may be, at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount and the absence of certain footnote disclosures).

                  SECTION 4.08  DISCLOSURE DOCUMENTS.

                  (a) Each document required to be filed by the Company with the SEC in connection with the Transaction (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

                  (b) At the time the Company Proxy Statement, if any, including any amendment or supplement thereto, is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document (other than the Company Proxy Statement) filed after the date hereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in
SECTION 4.08(A) and this SECTION 4.08 (b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer or Merger Subsidiary specifically for use therein.

                  SECTION 4.09 BROKERS. Except for Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") whose fees will be paid by the Company, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company, any Company Subsidiary, the Merger Subsidiary or Buyer or any of their affiliates upon consummation of the transactions contemplated by this Agreement. Section 4.09 of the Company Disclosure Schedule sets forth the estimated Merger Fees (as defined herein) owed or which will be owing by the Company and the Company Subsidiaries in connection with the Offer, the Merger and the other transactions contemplated by this Agreement (it being understood that such estimate in no way limits the amount of such Merger Fees that will be paid at or prior to the Effective Time). The term "MERGER FEES" means all fees and expenses paid since May 1, 1999 or payable by or on behalf of the Company or any of the Company Subsidiaries to all attorneys, accountants, investment bankers, financial advisers and other experts and advisers incident to the possible sale of the Company, including the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby.

                  SECTION 4.10 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Since May 1, 1999, there has not been any adverse change in the financial condition of the Company and the Material Subsidiaries taken as a whole which would constitute a Company Material Adverse Effect. Since May 1, 1999, neither the Company nor any of its Material Subsidiaries has taken any action of the type described in clauses (a) through (h) of Section 6.01.

                  SECTION 4.11 TAX MATTERS. (i) The Company and its Material Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and its Material Subsidiaries have paid all Taxes that are shown as due on such filed Tax Returns or that the Company or any Material Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect;
(iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any Material Subsidiary which, if determined adversely to the Company or such Material Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any Material Subsidiary which, if such deficiencies or claims were finally resolved against the Company or such Material Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (v) there are no material liens or claims for Taxes upon the assets of the Company or any Material Subsidiary, other than liens or claims for current Taxes not yet due and payable and liens or claims for Taxes that are being contested in good faith by appropriate proceedings; and (vi) neither of the Company nor any Material Subsidiary has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"). "TAX" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax. "TAX RETURN" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

                  SECTION 4.12 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, a true and correct copy of which has been provided to Buyer.

                  SECTION 4.13 LITIGATION. There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Material Subsidiary which could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Material Subsidiary which could reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 4.14 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares (the "REQUIRED COMPANY VOTES") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby and is only necessary in the event that the number of Shares purchased pursuant to the Offer represents less than 90% of the issued and outstanding Shares.

                  SECTION 4.15  ENVIRONMENTAL MATTERS.

                  (a) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

                  (c) As used herein, the term "CLEANUP" means all actions required by law to (i) clean up, remove, treat, manage or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                  (d) As used herein, the term "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability or responsibility (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries or (ii) circumstances forming the basis of any violation of any Environmental Law.

                  (e) As used herein, the term "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to the pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (f) As used herein, the term "HAZARDOUS MATERIAL" means all substances defined as Hazardous Substances, Hazardous Waste, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law, including all matters adversely affecting air, ground, ground water and/or environmental quality or safety, including, without limitation, petroleum, petroleum-derived products, underground storage tanks and asbestos.

                  (g) As used herein, the term "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property (including the abatement or discarding of barrels or other containers containing Hazardous Materials), including the movement of Hazardous Materials through, on or in the air, soil, surface water, ground water or property.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer and the Merger Subsidiary, jointly and severally, represent and warrant to the Company as follows:

                  SECTION 5.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Buyer and Merger Subsidiary is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). Each of Buyer and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The term "BUYER MATERIAL ADVERSE EFFECT" means any change or effect that is or would be materially adverse to the assets, business, results of operations or financial condition of Buyer, the Merger Subsidiary and each of the Buyer's other subsidiaries, taken as a whole (other than changes or effects that are the result of economic factors affecting the economy or financial markets as a whole or generally affecting the vehicular or rail markets or that arise out of or result from actions contemplated by the parties in connection with this Agreement or the announcement or performance of this Agreement or the transactions contemplated by this Agreement).

                  SECTION 5.02 CERTIFICATE OF INCORPORATION AND BYLAWS. Buyer has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of Buyer and Merger Subsidiary. Such Certificates of Incorporation, Bylaws and equivalent organizational documents are in full force and effect.

                  SECTION 5.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Buyer and Merger Subsidiary and the consummation by Buyer and Merger Subsidiary of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the filing of the appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Buyer and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer and Merger Subsidiary, enforceable against Buyer and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 5.04  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the performance of the transactions contemplated herein by Buyer and Merger Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Buyer or Merger Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any Merger Subsidiary or by which any property or asset of Buyer or any Merger Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or any Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or such Merger Subsidiary is a party or by which Buyer or such Merger Subsidiary or any property or asset of Buyer or such Merger Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the performance of this Agreement by Buyer and Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and state takeover laws,
(B) filing of appropriate merger documents as required by Delaware Law and
(C) applicable requirements, if any, of any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or either notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer or Merger Subsidiary from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                  SECTION 5.05 COMPLIANCE. Neither Buyer nor Merger Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to Buyer or Merger Subsidiary or by which any property or asset of Buyer or Merger Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Merger Subsidiary is a party or by which Buyer or Merger Subsidiary or any property or asset of Buyer or Merger Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                  SECTION 5.06 COMPANY PROXY STATEMENT. None of the information that may be supplied in writing by Buyer or its affiliates specifically for use in the Company Proxy Statement or any other document filed or to be filed with the SEC, and none of the Offer Documents, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 5.07 FINANCING. Merger Subsidiary has, and Buyer will cause Merger Subsidiary to continue to have, sufficient funds available to purchase all Shares outstanding for the Merger Consideration and otherwise comply with the terms set forth herein.

                  SECTION 5.08 BROKERS. Except for Salomon Smith Barney Inc. and Citibank, N.A., whose fees will be paid by Buyer, there is no investment banker, broker or finder who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                  SECTION 5.09 VOTE REQUIRED. No vote of the holders of the outstanding shares of capital stock of Buyer is necessary to approve this Agreement and the transactions contemplated hereby.

                  SECTION 5.10 OWNERSHIP OF SHARES. As of the date of this Agreement, neither Buyer nor any of its subsidiaries nor, to the best of its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or
(ii), more than 100 Shares in the aggregate.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  SECTION 6.01 CONDUCT OF THE COMPANY. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Buyer shall have consented in writing or this Agreement expressly contemplates or permits, the businesses of the Company and its Material Subsidiaries shall, in all material respects, be conducted in, and the Company and its Material Subsidiaries shall not take any material action except in, the ordinary course of business, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its and its Material Subsidiaries' current officers, employees and consultants and to preserve its and its Material Subsidiaries' relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except (i) as contemplated by this Agreement or (ii) as set forth in the Company Disclosure Schedule, neither the Company nor any of the Material Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the Buyer:

                  (a) except to the extent required to comply with its obligations hereunder or required by law, amend or otherwise change the Certificate of Incorporation or Bylaws of the Company;

                  (b) issue or sell, or authorize the issuance or sale of,
(i) any shares of capital stock of any class of the Company or any of the Company Subsidiaries, or any options (other than the grant of options in the ordinary course of business to employees or the grant of options previously disclosed by the Company to Buyer in writing prior to the date of this Agreement including, without limitation, the Company Stock Options/SARs), warrants or other convertible securities of the Company or any of the Company Subsidiaries (other than the issuance of shares of capital stock (A) in connection with the exercise of options or other rights to purchase Shares outstanding as of the date of this Agreement (including, without limitation, the Company Stock Options/SARs) and in accordance with the terms of such options or rights in effect on the date of this Agreement or (B) otherwise permitted to be granted pursuant to this Agreement) or (ii) any assets of it or any of the Material Subsidiaries, except for sales in the ordinary course of business or which, individually or in the aggregate, do not exceed $10.0 million;

                  (c) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (i) regular quarterly dividends not to exceed $0.05 per Share and (ii) a dividend or distribution payable solely to the Company or a Company Subsidiary);

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than permitted under certain option agreements to effect cashless option exercises.

                  (e) (i) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets, except for such acquisitions which, individually or in the aggregate, do not exceed $10.0 million; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (A) in connec tion with this Agreement and the transactions contemplated hereby,
(B) borrowings under existing bank lines of credit in the ordinary course of business, (C) the refinancing of existing indebtedness, or (D) indebtedness which, in the aggregate, does not exceed $10.0 million; or (iii) enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in this Section 6.01(e);

                  (f) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business consistent with past practice;

                  (g) unless and to the extent the Board exercises its rights under Section 6.04(b) of this Agreement, terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company or any of the Company Subsidiaries is a party (other than the Confidentiality Agreement (as hereinafter defined), the standstill provisions of which are hereby waived as to the transactions contemplated by this Agreement); or

                  (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

                  SECTION 6.02 STOCKHOLDERS' MEETING; PROXY MATERIAL. Unless Buyer or Merger Subsidiary acquires at least 90% of the outstanding Shares, in which case Buyer shall cause the Merger to take place without a vote as permitted under Delaware Law, if required by applicable law, the Company shall cause a special meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") to be duly called and held as soon as reasonably practicable after the purchase of Shares pursuant to the Offer for the purpose of acting upon proposals to approve and adopt this Agreement and all actions contemplated hereby that require the approval of the Company's stockholders. The Board shall recommend approval and adoption of this Agreement by the Company's stockholders; PROVIDED, HOWEVER, that the Board may withdraw, modify or change such recommendation to the extent that the Board determines to do so in the exercise of its fiduciary duties as permitted by Section 6.04.

                  SECTION 6.03 ACCESS TO INFORMATION. The Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its reasonable investigation of the business of the Company and the Company Subsidiaries, in each case subject to any restrictions on such access imposed by law and subject to the terms of the Confidentiality Agreement, dated July 9, 1999, between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT").

                  SECTION 6.04  NO SOLICITATION.

                  (a) Unless and until this Agreement shall have been terminated by either party pursuant to Article X hereof, the Company shall not take or cause, directly or indirectly, any of the following actions with any party other than Buyer, Merger Subsidiary or their respective designees:
(i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to or which may reasonably be expected to lead to any offer, indication or proposal to acquire all or substantially all of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets or shares, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION PROPOSAL"), (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information or (iii) agree to, or enter into any agreement with respect to, any Acquisition Proposal.

                  (b) Notwithstanding anything to the contrary contained in
Section 6.04(a) or elsewhere in this Agreement, prior to the Effective Time, the Company may, to the extent the Board determines, based on the advice of the Company's independent legal advisers, that the failure to do so would breach its fiduciary duties under applicable law, participate in discussion or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company (other than such access or information which the Company has not provided to Buyer) to any person, entity or group after such person, entity or group has delivered to the Company, in writing, an Acquisition Proposal which the Board in its good faith reasonable judgment determines if consummated would be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL"). In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Board from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders, if the Board determines in good faith that its fiduciary duties require it to do so; in such case, the Board may withdraw, modify or refrain from making its recommendation of the Merger, and, to the extent it does so, the Company may refrain from calling, providing notice of and holding the Company Stockholders Meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement and may terminate this Agreement; PROVIDED , HOWEVER, that the Company shall (i) promptly, and in any event within 24 hours, notify Buyer if any such Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of the Company Subsidiaries, indicating, in connection with such notice, the name of such person and the material terms of any such Acquisition Proposal, (ii) provide Buyer at least 24 hours prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal and (iii) terminate this Agreement by written notice to Buyer provided no sooner than 48 hours after Buyer's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof). Notwithstanding anything to the contrary contained in Section 6.04 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 6.04 and Section 10.03(b) and make a copy of this Section 6.04 and Section 10.03(b) available to a third party.

                  SECTION 6.05 NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against the Company or any Company Subsidiary which would reasonably be expected to interfere with the consummation of the transactions contemplated by this Agreement.

                  SECTION 6.06 DEBT INSTRUMENTS. Prior to or at the Effective Time, the Company and each Company Subsidiary shall use its reasonable efforts to seek waivers from the parties thereto with respect to the occurrence, as a result of the Merger, the Offer and the other transactions contemplated by this Agreement, of a change in control or any other event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any debt instrument of the Company or any Company Subsidiary.

                  SECTION 6.07 RIGHTS AGREEMENT. Unless this Agreement shall have been terminated, the Company shall not redeem the rights issued pursuant to the Rights Agreement or waive the application of the dilution provisions thereof as to any person or entity other than Buyer or Merger Subsidiary without the prior written consent of Buyer.


                                    ARTICLE VII

                                COVENANTS OF BUYER

                  SECTION 7.01 CONFIDENTIALITY. All information obtained by Buyer in connection with the Transaction shall be kept confidential in accordance with the Confidentiality Agreement.

                  SECTION 7.02 OBLIGATIONS OF MERGER SUBSIDIARY AND THE SURVIVING CORPORATION. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Buyer will take all action necessary to cause the Surviving Corporation to perform its obligations under this Agreement as of and after the Effective Time.

                  SECTION 7.03 VOTING OF SHARES. Buyer agrees to vote all Shares owned by Buyer, Merger Subsidiary or any of their affiliates in favor of approval and adoption of this Agreement at the Company Stockholders Meeting.

                  SECTION 7.04  DIRECTOR AND OFFICER LIABILITY.

                  (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                  (b) From and after the Effective Time, Buyer and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a "CLAIM"), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

                  (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 7.04 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.04, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

                  (d) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the liability insurance policies (or substantially equivalent replacements therefor) for directors and officers which are currently maintained by the Company with respect to claims arising from facts or events which occurred before the Effective Time. Neither Buyer nor the Surviving Corporation shall be obligated to pay annual premiums for such policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Buyer and the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

                  (e) Each Indemnified Party shall have rights as a third party beneficiary under this Section 7.04 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives and shall be binding on Buyer and the Surviving Corporation and their respective successors and assigns.

                  SECTION 7.05  EMPLOYEE BENEFITS.

                  (a) Except as otherwise may be provided pursuant to a collective bargaining agreement, during the twelve month period following the Effective Time, Buyer shall cause the Surviving Corporation to maintain or provide the employees of the Surviving Corporation and its subsidiaries with employee benefits comparable in the aggregate (including giving effect to the last sentence of this Section 7.05(a)) to the benefits provided by the Company and the Company Subsidiaries on the date hereof and Buyer shall cause the Surviving Corporation to maintain in full force and effect and to honor the severance policies and commitments of the Company and the Company Subsidiaries as listed in Section 7.05 of the Company Disclosure Schedule or in the Company SEC Reports. Buyer shall cause the Surviving Corporation to honor the terms of all employment and change in control agreements as listed in Section 7.05 of the Company Disclosure Schedule or in the Company SEC Reports, including any letter agreements or commitments pursuant thereto or in connection therewith, of the Company and the Company Subsidiaries and agrees that (i) no retirement related benefits will be offset against payments due under such change in control agreements and (ii) all excise taxes that may become payable by a party to any such change in control agreement will be timely paid or reimbursed to such party by the Surviving Corporation. Without limiting the generality of the foregoing, Buyer shall, or shall cause the Surviving Corporation to (i) provide full vesting of all participants in the Company's Profit Sharing and Retirement Savings Plan as of the Effective Time and contribute a profit sharing amount to such plan for 1999 at the same level as was contributed for 1998, (ii) honor all obligations to participants in the Supplemental Executive Retirement Plan and all letter agreements or commitments pursuant thereto or in connection therewith (including, without limitation, regarding reimbursement of all excise taxes that may become due), which are described, to the knowledge of the Company, in all material respects in Section 7.05 of the Company Disclosure Schedule, (iii) in recognition of the Company's financial performance year-to-date for the current fiscal year, pay, subject to the approval of a special committee comprised of Arthur W. Goetschel and one other person designated by him and Raymond A. Jean and one other person designated by him and in accordance with existing performance criteria, performance bonuses for the current fiscal year to all employees of the Company, and to each president of each Company Subsidiary except Beechhead Associates, Inc., on the scheduled annual payment date in April 2000 in amounts no less than 90% of the maximum bonus potential for each such employee and president (it being understood (i) that any such employee or president who is employed on the date hereof and is terminated by the Surviving Corporation or the relevant Company Subsidiary not for cause prior to such scheduled annual payment date shall, upon such termination, be paid a pro rated performance bonus based on the portion of the year for which such employee or president was employed by the Company or a Company Subsidiary or the Surviving Corporation and (ii) that all such bonuses shall not exceed $2,000,000 in the aggregate) and (iv) cause all current deductibles under the Company's health plan to be recognized by the Surviving Corporation's health plan provider. Buyer shall cause the Surviving Corporation to honor all collective bargaining agree ments by which the Company or any of the Company Subsidiaries is bound. All U.S.-based employees of the Surviving Corporation or the Company Subsidiaries not covered by a collective bargaining agreement shall be participants in Buyer's employee stock ownership plan with service commencing at the Effective Time.

                  (b) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Buyer, the Surviving Corporation or any of their respective subsidiaries (in each case other than Buyer's employee stock ownership plan and other than retiree medical and life benefits), employees of the Company and the Company Subsidiaries as of the Effective Time shall receive service credit for service with the Company and the Company Subsidiaries to the same extent such service credit was granted under the Company's benefit plans, subject, in the case of defined benefit arrangements, to offsets for previously accrued benefits and no duplication of benefits.

                  (c) Except as may be required by law, neither Buyer nor the Surviving Corporation shall, directly or indirectly, cause or permit the Surviving Corporation, or any other person or entity to, use any assets of any defined benefit plan (within the meaning of Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any of the Company Subsidiaries for any purpose other than to provide benefits pursuant to such plan and will not merge any such plan with or into any other plan if such merger could adversely affect the funded status of the Company's or any Company Subsidiary's plans.

                  (d) No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of the Company Subsidiaries in respect of continued employment or resumed employment.


                                  ARTICLE VIII

                       COVENANTS OF BUYER AND THE COMPANY

                  SECTION 8.01 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  SECTION 8.02 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                  SECTION 8.03 PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with any national securities exchange.

                  SECTION 8.04 PROXY STATEMENT. If required by applicable law, as soon as practicable following Buyer's request, the Company and Buyer shall prepare and file with the SEC the Company Proxy Statement with respect to the Company Stockholders Meeting. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Each of the Company and Buyer shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                  SECTION 9.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

                 (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law (except that this condition shall be deemed satisfied if Buyer and/or Merger Subsidiary shall have acquired 90% or more of the outstanding Shares);

                 (b) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order which prohibits the consummation of the Merger;

                 (c) with respect to the obligations of Buyer and Merger Subsidiary, each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date need be true and correct only as of such date, except to the extent that the failures in the aggregate of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not reasonably be expected to have, and have not had, a Company Material Adverse Effect;

                 (d) with respect to the obligations of the Company, each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date need be true and correct as of such date, except to the extent that the failures in the aggregate of such representations and warranties (disregarding any qualifications as to materiality contained therein) to be true and correct would not reasonably be expected to have, and have not had, a Buyer Material Adverse Effect, and; and

                 (e) Merger Subsidiary shall have (i) amended the Offer pursuant to Article I hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all Shares duly tendered and not withdrawn; PROVIDED, HOWEVER, that neither Buyer nor Merger Subsidiary shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.


                                    ARTICLE X

                              TERMINATION; EXPENSES

                  SECTION 10.01 TERMINATION. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a)  by mutual written consent of the Company and Buyer;

                  (b) by either Buyer or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

                  (c) by either Buyer or the Company, if the Merger shall not have been consummated before November 30, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill an obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and shall not be available to Buyer if it has purchased Shares pursuant to the Offer;

                  (d) by the Company, if Merger Subsidiary shall have failed to amend the Offer within the three business day period specified in Section 1.01(a) or if Buyer or Merger Subsidiary terminates or withdraws the Offer without purchasing Shares thereunder or the Offer shall have expired without the purchase of the Shares thereunder;

                  (e) by either Buyer or the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting;

                  (f) by the Company, if the Board determines to accept a Superior Proposal;

                  (g) by Buyer, prior to the purchase by Merger Subsidiary of Shares pursuant to the Offer, if (i) the Board shall have withdrawn or adversely modified its recommendation of the Offer, the Merger or this Agreement (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any person with information regarding the Company or has entered into discussions or negotiations with such person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Board's recommendation of the Offer, the Merger or this Agreement); (ii) the Board shall have recommended to the stockholders of the Company that they approve an Acquisition Proposal other than transactions contemplated by this Agreement; or (iii) a tender offer or exchange offer that, if successful, would result in any person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 15% or more of the outstanding Shares is commenced (other than by Buyer or an affiliate of Buyer) and the Board recommends that the stockholders of the Company tender their Shares in such tender or exchange offer; or

                  (h) by Buyer or the Company, if the Offer terminates or expires on account of the failure of any condition specified in Annex I without Merger Subsidiary having purchased any Shares thereunder (provided that the right to terminate this Agreement pursuant to this subparagraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition).

                  The right of any party hereto to terminate this Agreement pursuant to this Section 10.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  SECTION 10.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.01 and 10.03 shall survive the termination hereof, and except that no such termination shall relieve any party from liability for willful breach of this Agreement or willful failure by such party to perform its obligations hereunder.

                  SECTION 10.03  FEES, EXPENSES AND OTHER PAYMENTS.

                  (a) All out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred directly or indirectly by the parties hereto in respect of the transactions contemplated hereby shall be borne by the party which has incurred such costs and expenses (with respect to such party, its "EXPENSES"); PROVIDED, HOWEVER, that if the Merger is consummated all Expenses of the Company shall be paid by the Surviving Corporation.

                  (b) The Company agrees that if this Agreement shall be terminated pursuant to (i) Section 10.01(f) or Section 10.01(g), then the Company shall pay to Buyer an amount equal to $25,000,000. In the event that
(i) the Offer shall have remained open for a minimum of at least 10 business days from the date that it is amended pursuant to Section 1.01(a), (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Buyer or any of its affiliates shall have become the beneficial owner of 15% or more of the outstanding Shares or made any Acquisition Proposal, (iii) the Minimum Condition shall not have been satisfied and the Offer is terminated pursuant to Section 10.01(c) and Merger Subsidiary shall not have accepted for payment any Shares pursuant to the Offer and (iv) within twelve months of such termination the Company enters into an agreement providing for the consummation of an Acquisition Proposal (as such term is defined in Section 6.04(a)) or any other person or other entity (other than Buyer or any of its affiliates) becomes the beneficial owner of 40% or more of the outstanding Shares, then the Company shall pay the Buyer in cash $25,000,000.

                  (c) Any payment required to be made pursuant to Section 10.03(b) shall be made as promptly as practicable by wire transfer of immediately available funds to an account designated by Buyer.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing including facsimile, telex or similar writing) and shall be given,

                  If to Buyer or Merger Subsidiary, to:

                  Amsted Industries Incorporated
                  205 North Michigan Avenue
                  44th Floor
                  Chicago, Illinois 60601
                  Attention:  General Counsel

                  with copies to:

                  Schiff Hardin & Waite
                  6600 Sears Tower
                  233 South Wacker Drive
                  Chicago, Illinois 60606
                  Attention:  Robert J. Minkus

                  and:

                  Winston & Strawn
                  35 West Wacker Drive
                  Chicago, Illinois 60601
                  Attention:  Gary A. Goodman

                  if to the Company, to:

                  Varlen Corporation
                  55 Shuman Boulevard
                  P.O. Box 3089
                  Naperville, Illinois 60566-7089
                  Attention:  Vice President and General Counsel

                  with copies to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  Attention:  R. Scott Falk , Esq.

                  and

                  Richards, Layton & Finger
                  One Rodney Square
                  Wilmington, Delaware  19899
                  Attention:  Kevin G. Abrams, Esq.

or such other address, as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, upon confirmation of receipt, or (ii) if given by any other means, when delivered at the address specified in this Section 11.01.

                  SECTION 11.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained herein shall not survive the Effective Time. The covenants and agreements contained herein shall not survive the Effective Time, except for the covenants and agreements set forth in Sections 7.02, 7.04, 7.05 and 10.03.

                  SECTION 11.03  AMENDMENTS; NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Certificate of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 11.04 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                  SECTION 11.05  GOVERNING LAW.

                  (a) This Agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT
(i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.05(C).

                  SECTION 11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. This Agreement may be executed by facsimile signature.

                  SECTION 11.07 HEADINGS. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

                  SECTION 11.08  NO THIRD PARTY BENEFICIARIES. Except for
Section 7.04 (which is intended to and shall confer upon the Indemnified Parties all rights and remedies by reason of this Agreement as if such person were a party hereto), no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

                  SECTION 11.09 ENTIRE AGREEMENT. This Agreement (together with the Company Disclosure Schedule, the Buyer Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreements of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                  SECTION 11.10 SEVERABILITY. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 11.11 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                VARLEN CORPORATION



                                By:    /s/ RAYMOND A. JEAN
                                       ---------------------------------------
                                Name:  Raymond A. Jean
                                Its:   Chief Executive Officer and President



                                AMSTED INDUSTRIES INCORPORATED


                                By:    /s/ ARTHUR W. GOETSCHEL
                                       ---------------------------------------
                                Name:  Arthur W. Goetschel
                                Its:   Chairman, Chief Executive Officer and
                                        President



                                TRACK ACQUISITION INCORPORATED


                                By:    /s/ ARTHUR W. GOETSCHEL
                                       ---------------------------------------
                                Name:  Arthur W. Goetschel
                                Its:   Chairman and President

                                                                         ANNEX I


                  The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "MERGER AGREEMENT" shall be deemed to refer to the attached Agreement.

                  Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares if (i) prior to the expiration date of the Offer, the Minimum Condition shall not have been satisfied or (ii) prior to the acceptance for payment of or payment for Shares and at any time on or after the date of the Merger Agreement, any of the following conditions shall have occurred and be continuing:

                  (a) Any Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits consummation of the Offer, the Merger or any transaction contemplated by the Agreement; provided that Buyer shall have used its commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; or

                  (b) The Merger Agreement shall have been terminated in accordance with its terms; or

                  (c) There shall have occurred an event or condition which has a Company Material Adverse Effect; or

                  (d) There shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the NASDAQ National Market or the New York Stock Exchange or (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.


                                       1